Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated February 24, 2010 with respect to the consolidated financial statements for the year ended December 31, 2009 included in the Annual Report on Form 10-K for the year ended December 31, 2011 of Delcath Systems, Inc., which are incorporated by reference in this Amendment No. 1 to Form S-3 Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Glastonbury, Connecticut

September 27, 2012